REGISTRATION NO. 33-________________

               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549
                         _____________

                            FORM S-8

                     REGISTRATION STATEMENT
                UNDER THE SECURITIES ACT OF 1933

                    COMPUDYNE CORPORATION
     (Exact name of registrant as specified in its charter)

                            Nevada
 (State or other jurisdiction of incorporation or organization)

                          23-1408659
              (I.R.S. Employer Identification No.)

                       7249 National Drive
                        Hanover, Maryland
            (Address of Principal Executive Offices)

                             21076
                           (Zip Code)

                     COMPUDYNE CORPORATION
      1996 STOCK INCENTIVE COMPENSATION PLAN FOR EMPLOYEES
                    (Full Title of the Plan)

                   Martin Roenigk, President
                     CompuDyne Corporation
                      7249 National Drive
                    Hanover, Maryland  21076
            (Name and address of agent for service)

                         (410) 712-0275
 (telephone number, including area code, of agent for service)

                CALCULATION OF REGISTRATION FEE

 Title of                                    Proposed Maximum
Securities            Amount to               Offering Price
Registered          Be Registered              Per Share *
----------          -------------              -----------
Common Stock,         900,000 shares           $8.050
par value
$.75 per share





        Proposed Maximum                    Amount of
    Aggregate Offering Price *           Registration Fee
    --------------------------           ----------------
    $7,245,000                           $1,811.25

* Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933 based on the average of high and low prices at which the Common Stock of CompuDyne Corporation was sold on September 6, 2001.

    This registration statement shall become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933 and Rule 462 promulgated thereunder.

     The contents of the Registration Statement on Form S-8, File No. 333-094350, filed August 2, 1996 and relating to the CompuDyne
Corporation 1996 Stock Incentive Compensation Plan For Employees, are incorporated herein by reference as if fully set forth herein.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     The information required by Items 1 and 2 is not required to be filed as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by CompuDyne Corporation (the
"Company") with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

     (1)  the latest annual report of the Company filed pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 the "Exchange Act"), or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 (the "Securities Act") that contains audited financial statements for the Company's year ended December 31, 2000 for which such statements have been filed;

     (2) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report or prospectus referred to in (1) above; and

     (3) the description of the Company's Common Stock, par value $0.75 per share, contained in a registration statement filed under
Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.



     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS BY THE
          REGISTRANT.

     Pursuant to the Company's bylaws, and consistent with the Nevada statutes, any Director or officer (or former Director or officer) of the Company who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the corporation), or who otherwise becomes involved in any legal proceedings (even though not formally a party), by reason, at least in part, of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent (hereinafter "Representative") of another corporation, partnership, joint venture, trust or other enterprise (hereinafter "Enterprise") is entitled to indemnity from the Company for all expenses (including attorney's fees), judgments, fines, penalties, costs, amounts paid in settlement and other payments, actually and reasonably incurred in connection with such threatened, pending or completed action, suit or proceeding. The indemnity, however, applies only if the director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. If a Director or officer, or a former Director or officer, is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding not only in his capacity as a shareholder or in any other capacity, and there is not a convenient way to separate out expenses incurred in such separate capacities, all of such expenses will be indemnified against by the Company. Additionally, the Board of Directors of the Company may, in its discretion, provide such indemnification for other persons who incur the above-described costs by reason of the fact that they are or were employees or agents of the Company as a Representative of another Enterprise.

     The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, nor, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

     In the case of an action by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     These provisions are subject, generally, to the detailed provisions of Title 7 of the Nevada General Corporation Law, Section 78.751. In particular, a director, officer, employee or agent of the Company is entitled to indemnification to the extent he is successful on the merits or otherwise in defense of the above-mentioned actions or proceedings.

     The statute authorizing the inclusion of these limitations of director liability in the articles of incorporation of a Nevada corporation has been recently repealed. Nevada law now provides that a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.   EXHIBITS

     No.

     3.1 Articles of Incorporation of CompuDyne Corporation filed with the Nevada Secretary of State on May 8, 1996 herein incorporated by reference to the Registrant's Proxy Statement dated May 15, 1996 for its 1996 Annual Meeting of Shareholders.

     3.2 Bylaws of CompuDyne Corporation, as amended, herein incorporated by reference to registrant's 10-k filed
          March 31, 1997.

     5. Opinion of Hale, Lane, Peek, Dennison, Howard, Anderson and Pearl, dated August 23, 2001, as to the legality of the original issuance of Common Stock offered under this Registration Statement.

     23.1 Consent of Deloitte & Touche LLP.

     23.2 Consent of Hale, Lane, Peek, Dennison, Howard, Anderson and Pearl (incorporated by reference to Exhibit 5 of this Registration Statement).

     99. CompuDyne Corporation 1996 Stock Incentive Compensation Plan Benefit Plan adopted by its Board of Directors on March 1, 1996 incorporated herein by reference to the Registration Statement on Form S-8, File No. 333-094350, filed August 2, 1996 and relating to the CompuDyne Corporation 1996 Stock Incentive Compensation Plan For Employees.






                           SIGNATURES

     The Registrant.

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hanover, State of Maryland, on the 29th day of August, 2001.

                    COMPUDYNE CORPORATION (Registrant)



                    By:  /s/Martin Roenigk
                       -------------------
                         Martin Roenigk
                    Its: President and Chief Executive Officer
                         duly authorized
















     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures              Title                  Date
----------              -----                  ----


/s/ Martin Roenigk
------------------
Martin Roenigk          President, Chief       August 29, 2001
                        Executive Office,
                        Director


/s/ William C. Rock
-------------------
William C. Rock         Chief Financial        August 29, 2001
                        Officer


/s/ Millard H. Pryor, Jr.
-------------------------
Millard H. Pryor, Jr.   Director               August 29, 2001


/s/ David Clark, Sr.
--------------------
David Clark, Sr.        Director               August 30, 2001


/s/ Philip Blackmon
-------------------
Philip Blackmon         Director               August 30, 2001


/s/ Alan Markowitz
------------------
Alan Markowitz          Director               August 29, 2001


/s/ David M. Jones
------------------
David M. Jones          Director               August 29, 2001










                         EXHIBIT INDEX

No.

     3.1 Articles of Incorporation of CompuDyne Corporation filed with the Nevada Secretary of State on May 8, 1996 herein incorporated by reference to the Registrant's Proxy Statement dated May 15, 1996 for its 1996 Annual Meeting of Shareholders.

     3.2 Bylaws of CompuDyne Corporation, as amended, herein incorporated by reference to registrant's 10-k filed
          March 31, 1997.

**   5.   Opinion of Hale, Lane, Peek, Dennison, Howard, Anderson and
          Pearl, dated August 23, 2001, as to the legality of the original issuance of Common Stock offered under this Registration Statement.

**   23.1 Consent of Deloitte & Touche LLP.

     23.2 Consent of Hale, Lane, Peek, Dennison, Howard, Anderson and Pearl (incorporated by reference to Exhibit 5 of this Registration Statement).

     99. CompuDyne Corporation 1996 Stock Incentive Compensation Plan Benefit Plan adopted by its Board of Directors on March 1, 1996 herein incorporated by reference to the Registration Statement on Form S-8, File No. 333-094350, filed August 2, 1996 and relating to the CompuDyne Corporation 1996 Stock Incentive Compensation Plan For Employees.

**   These exhibits are attached hereto.